Exhibit 99.2

Data intelligence firm Near to go public via $1 billion SPAC deal

May 19 (Reuters) - Data intelligence firm Near has agreed to go public through a merger with a blank-check vehicle in a deal valuing it at about $1 billion, the companies said on Thursday.

Near, founded in 2012, offers data insights to companies like Ford Motor Co, Dunkin Donuts, MetLife and others.

The deal with KludeIn I Acquisition Corp will fetch $268 million in gross proceeds for Near, including a private placement of $95 million. The company also said it has secured a $100 million committed equity financing from CF Principal Investments, an affiliate of Cantor Fitzgerald.

The merger comes at a challenging time for the special purpose acquisition company (SPAC) market in the U.S. as regulatory scrutiny tightens and amid high investor redemptions.

Once Wall Street’s hottest ticket, SPACs have also seen souring sentiment due to market volatility and poor stock performance of companies that merged with them. The De-SPAC Index, which tracks some of these companies, is down over 50% so far this year.

“The reason we chose SPAC was because it was the fastest, most cost-effective and the least risky in the current market for us,” Founder and Chief Executive Officer Anil Mathews told Reuters.

The chief executive added he was not too concerned about the impact of waning enthusiasm for SPACs, because Near is a revenue-generating business “that we have built over a decade”, and has also won the backing of investors like Sequoia and JPMorgan.

SPACs are publicly listed companies that are raised with the intention of merging with a private company, which goes public through the merger.

KludeIn I Acquisition is led by Narayan Ramachandran, former chief executive of the Indian operations of Morgan Stanley .

After the deal closes, Pasadena, California-based Near will be named “Near Intelligence Inc” and expects to trade on Nasdaq under the ticker “NIR”.